Exhibit 10.4
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXCLUSIVE LICENSE, DEVELOPMENT, AND
COMMERCIALIZATION AGREEMENT
     This Exclusive License, Development, and Commercialization Agreement (the “Agreement”) is entered into as of August 30, 2007 (the “Effective Date”) by and between Aradigm Corporation, a California corporation having its principal office at 3929 Point Eden Way, Hayward, California 94545 (“Aradigm”), and Lung Rx, Inc., a wholly-owned subsidiary of United Therapeutics Corporation, a Delaware corporation, having an address of 1110 Spring Street, Silver Spring, Maryland 20910 (“Lung Rx”). Aradigm and Lung Rx may be referred to individually as a “Party”, and collectively as the “Parties”.
Recitals
     Whereas, Aradigm possesses certain proprietary rights related to a pulmonary drug delivery technology known as AERx® technology, as well as expertise and know-how relating to the use and manufacture of such technology; and
     Whereas, Lung Rx possesses certain proprietary rights related to the compound known as treprostinil, as well as expertise and know-how relating to the use and manufacture of such compound;
     Whereas, Lung Rx wishes to obtain, and Aradigm is willing to grant to Lung Rx, an exclusive license throughout the universe to develop and commercialize products comprising treprostinil incorporated into the AERx pulmonary drug delivery system, and improvements thereto, including new formulations, subject to the terms and conditions set forth herein.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions
     1.1 “Affiliate” means, with respect to a Party, any company or other entity controlled by, controlling, or under common control with such Party. As used in this definition, the term “controlling” a particular entity (with correlative meanings for the terms “controlled by” and “under common control with”) means that the applicable Party owns, directly or indirectly, stock of the subject entity representing more than 50% of the voting power for electing Board (or similar management) members, or otherwise has the actual power to direct and control the management and affairs of such entity, whether by contract or otherwise.
     1.2 “Aradigm FTE Rate” means the fully burdened cost (defined as overhead, salaries, bonuses and related payroll taxes and the cost of direct benefits) to Aradigm of one full-time equivalent employee performing Development activities hereunder, which for clarity may vary based on the duties and experience of such employee. The Aradigm FTE Rate for each position will be fixed for [*]. Thereafter the Parties will renegotiate the Aradigm FTE Rate for each position; provided however, the overhead for each position shall be no greater than [*]. Furthermore, if during any calendar year greater than [*] full-time equivalent employees are required to perform Development activities and it is anticipated to continue for more than [*] of the following year, the Parties will renegotiate the Aradigm FTE Rate for each position. If Aradigm reduces its total full-time equivalent employees such that it would impact the percentage of the total full-time equivalent employees performing Development activities, then Aradigm shall provide Lung Rx sixty (60) days advance written notice of such reduction. The methodology to be used in calculating the fully burdened cost referred to above shall be as elaborated in Exhibit A of this Agreement.
     1.3 “Aradigm Improvements” means any and all improvements to the Aradigm Technology for use in the Field, whether or not patentable, including intellectual property rights, improvements, modifications, variations, revisions, versions and derivatives, as well as all data, know-how, methods, Information, processes, machines, or compositions of matter pertaining to the Aradigm Technology, which Aradigm may conceive, discover, Develop, acquire or Commercialize at any time before or after the Effective Date of this Agreement and during the term hereof, and which Aradigm Controls.
     1.4 “Aradigm Know-How” means all Information (other than Patents and whether or not patentable) that (a) is Controlled by Aradigm or any of its Affiliates as of the Effective Date or during the Term and (b) relates directly to the manufacture, use, sale, or importation of the Product and is necessary or useful for the research, Development, regulatory approval, manufacture, or Commercialization of Products, or otherwise useful or necessary for Lung Rx to practice the Aradigm Technology.
     1.5 “Aradigm Patents” means all Patents that (a) include one or more claims that cover a Product or the manufacture, importation, use, offer for sale or sale of such Product and (b) are Controlled by Aradigm or any of its Affiliates as of the Effective Date or during the Term. The Aradigm Patents include those Patents set forth on Exhibit B of this Agreement. To the extent that any Patent or Improvement Controlled by Aradigm is necessary to practice any Patent as defined above, then such necessary Patent or Improvement will be included as Aradigm Patents.
     1.6 “Aradigm Technology” means, only if it relates to the AERx pulmonary drug delivery system and collectively, the (i) Aradigm Patents, (ii) Aradigm Know-How, (iii) Aradigm New Intellectual Property, (iv) all Information relating to the Aradigm Patents, Aradigm Know-How, and Aradigm New Intellectual Property in the course of any work conducted pursuant to this Agreement, and (v) Aradigm Improvements.
     1.7 “Commercialization” means the marketing, promotion, sale or distribution of the Product. “Commercialize” has a correlative meaning.
     1.8 “Commercially Reasonable Efforts” means, with respect to the efforts of a particular Party to complete specific tasks or obligations under this Agreement, the efforts and resources that would be used, consistent with prevailing biopharmaceutical industry standards,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

generally by companies of similar size and profitability as such Party with respect to products or potential products at a similar stage in development or product life and of similar market potential.
     1.9 “Confidential Information” has the meaning provided in Section 10.1.
     1.10 “Control” means, with respect to any Improvements, Information, Patent, know-how or other intellectual property right, that the applicable Party exclusively owns or has a license to such Information or intellectual property right and has the ability to grant to the other Party access to and a license (or sublicense, as applicable) to same without violating the terms of any agreement with a Third Party.
     1.11 “Development” means all activities that relate to (a) obtaining, maintaining or expanding a Regulatory Approval for the Product or (b) developing the ability to manufacture clinical and commercial quantities of the Product. “Develop” has a correlative meaning.
     1.12 “Development Plan” has the meaning set forth in Section 4.2(a).
     1.13 “Development Timeline” has the meaning set forth in Section 4.2(a).
     1.14 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
     1.15 “Field” means pulmonary delivery of prostacyclin drugs for the treatment of pulmonary arterial hypertension and any and all other therapeutic indications and uses other than control of glucose levels in humans.
     1.16 “First Commercial Sale” means, with respect to any Product, the first sale for use or consumption by the general public of such Product following Regulatory Approval on a country by country basis. A transfer of the Product by Lung Rx, its Affiliates or its sublicensees (i) for research and Development purposes, or (ii) prior to Lung Rx’s receipt of Regulatory Approval for use of such Product in humans, shall not be considered a First Commercial Sale.
     1.17 “IND” means an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.
     1.18 “Information” means all tangible and intangible (a) techniques, technology, practices, procedures, methods, processes, protocols, formulations, formulae, knowledge, trade secrets, inventions (whether patentable or not), methods, knowledge, ideas, concepts, know-how, skill, experience, test data and results of any type whatsoever (including pharmacological, biological, toxicological, clinical and pre-clinical test data and results), analytical and quality control data, specifications, results or descriptions, reports, analyses, software and algorithms and the like, (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material and results of experimentation, (c) the Regulatory Dossier related
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the Aradigm Technology, and (d) all intellectual property rights in those items described in (a) through (c) of this Section 1.18.
     1.19 “Licensed Molecule” means the compound known as treprostinil, having the structure set forth in Exhibit C of the Agreement, or any of its pharmaceutically acceptable salts or stereoisomers.
     1.20 “Lung Rx Know-How” means all Information (other than Patents and whether or not patentable) that (a) is Controlled by Lung Rx or any of its Affiliates as of the Effective Date or during the Term and (b) relates directly to the manufacture, use, sale, or importation of the Licensed Molecule or the Product and is necessary or useful for the research, Development, regulatory approval, manufacture, or Commercialization of the Product, or otherwise useful or necessary for Aradigm to fulfill its obligations for the Development of the Product.
     1.21 “Lung Rx Patents” means all Patents that (a) include one or more claims that cover the Licensed Molecule or the Product or the manufacture, importation, use, offer for sale or sale of Licensed Molecule or the Product and (b) are Controlled by Lung Rx or any of its Affiliates as of the Effective Date or during the Term. To the extent that any Patent or Improvement Controlled by Lung Rx is necessary to practice any Patent as defined above, then such necessary Patent or Improvement will be included as Lung Rx Patents.
     1.22 “Lung Rx Technology” means, collectively, the (i) Licensed Molecule, (ii) Lung Rx Patents, (iii) Lung Rx Know-How, (iv) Lung Rx New Intellectual Property, (v) all Information relating to the Lung Rx Patents, Lung Rx Know-How, and Lung Rx New Intellectual Property in the course of any work conducted pursuant to this Agreement, and (vi) Lung Rx Improvements.
     1.23 “NDA” means a New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as in the European Union) necessary to market pharmaceutical products in such jurisdiction.
     1.24 “Net Sales” means the gross amounts invoiced by Lung Rx, its Affiliates and their respective sublicensees for sales of all Products to Third Parties that are not Affiliates or sublicensees of Lung Rx (unless such Affiliate or sublicensee is the end user of such Products, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party purchaser in an arm’s length transaction) following First Commercial Sale of a Product in any country in the Territory, less the following items, to the extent actually allowed or incurred with respect to sales of, and allocable to, such Products: (i) trade, cash, or quantity discounts off of the invoiced price (including cash, governmental (e.g., Medicare/Medicaid and other insurance rebates and managed care rebates), and hospitals or other buying group chargebacks; (ii) credits, allowances discounts, rebates and other price reductions, chargebacks, and adjustments, granted upon returns, rejections, or recalls; (iii) freight, insurance, exportation, importation and transportation charges; (iv) taxes, duties or other governmental tariffs or charges (other than income taxes); and (vi) bad debts or uncollectible accounts.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.25 “New Intellectual Property” means (i) any and all Information specific to the Development and/or Commercialization of Aradigm Technology or Lung Rx Technology solely conceived, reduced to practice, made, Developed, discovered or created by or on behalf of one Party or jointly developed by or on behalf of the Parties and all intellectual property rights therein, including any Patents and Improvements to the extent claiming such Information, and (ii) any and all other Information solely invented by or on behalf of one Party or jointly developed by or on behalf of the Parties pursuant to this Agreement and all intellectual property rights therein, including any Patents and Improvements claiming such Information.
     1.26 “Patents” means (a) patents, including any and all re-examinations, reissues, renewals, revalidations, extensions, confirmations, registrations, term restorations, and supplementary patent certificates, (b) patent applications, including provisional applications, additions, continuations, continuations-in-part, divisional and substitute applications, and inventors’ certificates, and (c) any international counterparts of the forgoing.
     1.27 “POC Study” means the proof-of-concept study described in the Development Plan, all expenses of conducting the study being the sole responsibility of Aradigm.
     1.28 “Product” means any product, use, application, administration, method of administration or treatment for use in the Field consisting of a Licensed Molecule (including any formulations thereof) incorporated into the AERx pulmonary drug delivery system and any future improvements to the AERx pulmonary drug delivery system made during the Term.
     1.29 “PSC” means the Product Steering Committee that has the meaning set forth in Section 3.1.
     1.30 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of a Regulatory Authority that are necessary to market and sell the Product in the Field in the applicable country or regulatory jurisdiction.
     1.31 “Regulatory Authority” means any supra-national, national (e.g., the FDA), state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity involved in or responsible for regulation of the manufacture, promotion and/or sale of medicinal products in the Field that are intended for human use in the applicable country or regulatory jurisdiction.
     1.32 “Regulatory Dossier” means (a) all INDs, NDAs and equivalent foreign applications or registrations for authority to conduct clinical trials on the Product or for Regulatory Approval, anywhere in the Territory; (b) all Regulatory Approvals and any other technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs or foreign equivalents, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for or applicable to the Development (including the conduct of clinical trials), Commercialization, manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Product in any regulatory jurisdiction in the Territory, together with all related correspondence to or from any Regulatory Authority and all documents
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

referenced in the complete regulatory chronology for each NDA or foreign equivalent, including the drug master file (if any) or device master file (if any), IND, NDA and supplemental NDA, or foreign equivalents; and (c) all data and other Information contained in either (a) or (b) above.
     1.33 “Senior Executive” means, with respect to a particular Party, the Chief Executive Officer of such Party, or the representative designated by such individual (provided that such representative is a senior executive officer of such Party with authority to settle the applicable issue or dispute submitted for resolution under Section 13.2).
     1.34 “Successful” means, with respect to the POC Study, that the results thereof satisfy the criteria set forth in Exhibit D.
     1.35 “Term” means the term of this Agreement, as provided in Section 11.1.
     1.36 “Territory” means the entire universe.
     1.37 “Third Party” means any entity other than Aradigm or Lung Rx or an Affiliate of Aradigm or Lung Rx.
     1.38 “U.S.” means the United States of America.
     1.39 “Valid Claim” means an unexpired claim of an issued Patent within the Aradigm Patents or New Intellectual Property which has not been canceled or otherwise found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken, has been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned.
ARTICLE 2
Licenses and Options
     2.1 Licenses to Lung Rx.
          (a) Subject to the terms and conditions of this Agreement, and solely upon satisfaction of Lung Rx’s payment and investment obligations set forth in Section 6.2, Aradigm hereby grants to Lung Rx a royalty-bearing, exclusive (even as to Aradigm) license for the Aradigm Technology in the Territory to research, Develop, Commercialize, use, import, register, sell, have sold, and distribute Products in the Field within the Territory. The license granted in this Section 2.1(a) shall be sublicensable by Lung Rx solely to the extent necessary to exercise Lung Rx’s rights under this Agreement.
          (b) Subject to the terms and conditions of this Agreement, and solely upon satisfaction of Lung Rx’s payment and investment obligations set forth in Section 6.2, Aradigm hereby grants to Lung Rx a royalty-bearing, non-exclusive license for the Aradigm Technology in the Territory to make and have made Products in the Field in the Territory. The license granted in this Section 2.1(b) shall not be sublicensable without Aradigm’s prior written consent,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which consent may be withheld in good faith and, if Aradigm does not consent, Aradigm shall identify the basis for its objection to Lung Rx in writing within 10 days; provided, however that Lung Rx may, without such consent but with prior written notice to Aradigm, engage one or more bona fide subcontractors to manufacture Products on Lung Rx’s behalf.
     2.2 License to Aradigm. Subject to the terms and conditions of this Agreement, Lung Rx hereby grants to Aradigm a non-exclusive, royalty-free license for the Lung Rx Technology solely to the extent necessary to conduct its obligations under this Agreement, including those Development responsibilities assigned to Aradigm under the Development Plan, and for no other use. The license granted in this Section 2.2 shall be sublicensable by Aradigm solely to subcontractors approved by Lung Rx and solely to the extent necessary to fulfill Aradigm’s obligations under this Agreement.
     2.3 Aradigm Retained Rights. Notwithstanding anything in this Agreement to the contrary, Aradigm shall retain the right under the Aradigm Technology to conduct its obligations under this Agreement, including those Development responsibilities assigned to Aradigm under the Development Plan.
     2.4 Third Party Licenses.
          (a) Lung Rx shall be solely responsible for obtaining, at its sole expense (subject to Section 6.5), any licenses from Third Parties that Lung Rx determines, in its sole discretion, are required in order to lawfully research, Develop, manufacture, and Commercialize Products in the Field in the Territory.
          (b) Aradigm shall promptly notify Lung Rx in writing of any license agreement entered into by Aradigm after the Effective Date pursuant to which Aradigm obtains a license to enhance Aradigm Technology from a Third Party, which license was not obtained in order to avoid infringing such Third Party Patent or other intellectual property, as more fully discussed in Section 6.5(b). Notwithstanding anything to the contrary herein other than Section 6.5(b), such subsequently in-licensed Aradigm Technology shall be excluded from the licenses granted to Lung Rx in Section 2.1. Lung Rx shall have a right of first option to negotiate for any enhancement to the Aradigm Technology in the Field that Aradigm obtains from a Third Party . At Aradigm’s sole discretion and to the extent practical, Lung Rx shall have the opportunity to participate in the negotiation of such license agreements in conjunction with Aradigm.
     2.5 No Non-Permitted Use.
          (a) Lung Rx hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to, use or practice any Aradigm Technology for any purposes other than those expressly permitted in Section 2.1; provided, however, Lung Rx does not have a duty to enforce any breach.
          (b) Aradigm hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to, use or practice any Lung Rx Technology for any purposes other than
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

those expressly permitted in Section 2.2; provided, however, Aradigm does not have a duty to enforce any breach.
     2.6 No Other Licenses. Nothing in this Agreement shall be interpreted to grant either Party any rights under any Patents or Information of the other Party that are not expressly granted herein.
     2.7 Covenant Not to Sue.
          (a) Aradigm agrees that it will not assert nor cause to be asserted against Lung Rx, its Affiliates or its sublicensees any existing invention, Information, patent or know-how not included in the Aradigm Technology that is or might be infringed by reason of Lung Rx, its Affiliates or its sublicensees’ exercise of rights granted to Lung Rx under Section 2.1.
          (b) Lung Rx agrees that it will not assert nor cause to be asserted against Aradigm, its Affiliates or its sublicensees any existing invention, Information, patent or know-how not included in the Lung Rx Technology that is or might be infringed by reason of Lung Rx, its Affiliates or its sublicensees’ exercise of rights granted to Aradigm under Section 2.2.
     2.8 Right of First Option to Alternate Technology Subject to the terms and conditions of this Agreement, and solely upon satisfaction of Lung Rx’s payment and investment obligations set forth in Section 6.2, Aradigm hereby grants, subject to any limitations it may have to Third Parties, to Lung Rx an exclusive right of first option to negotiate a license agreement for any alternate superior technology in the Field to the AERx pulmonary drug delivery system (“Alternate Technology”) Controlled by Aradigm on or after the Effective Date. If the Parties do not reach an agreement for an Alternate Technology within sixty (60) days after Aradigm gives Lung Rx detailed written notice of an Alternate Technology, the right of first option shall expire for such Alternate Technology and Aradigm may exploit each such Alternate Technology as described in the notice to Lung Rx in any manner whatsoever.
ARTICLE 3
Governance
     3.1 PSC; Meetings. Aradigm and Lung Rx shall form a product steering committee (the “PSC”) consisting of two (2) representatives from Aradigm and two (2) representatives from Lung Rx, all such representatives having an appropriate level of skill, experience and familiarity with the Development Plan.
          (a) The initial representatives for Aradigm shall be Igor Gonda and Tunde Otulana. The initial representatives for Lung Rx shall be [*] and [*]. Each Party may replace its PSC representatives at any time upon prior written notice to the other Party.
          (b) Unless otherwise agreed to by the Parties, the PSC shall meet not less than twice every calendar year, on such dates and at such times as agreed to by Lung Rx and
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Aradigm, with all scheduled in-person meetings to alternate between the offices of the Parties, or at such other locations as mutually agreed upon by the Parties. Meetings may be held by audio or video conference at the request of either Party, provided that at least one (1) meeting per calendar year shall be held in person. Visitors may attend meetings of the PSC upon the consent of the Parties. Each Party shall be responsible for its own expenses for participating in the PSC, including the fully burdened cost of its personnel.
          (c) Meetings of the PSC shall be effective only if at least one representative of each Party is present or participating. The members of the PSC will designate one (1) representative at each meeting to serve as secretary for such meeting, who will promptly prepare and distribute to the Parties written minutes summarizing the matters discussed and actions taken, if any, at such meeting. The meeting minutes will be approved by each of Lung Rx and Aradigm promptly following the applicable PSC meeting and will reflect any agreement or disagreement of the Parties with regard to the matters therein.
     3.2 Responsibilities of the PSC. The PSC shall have the responsibility and authority to:
          (a) review each of the Parties’ Development activities conducted in connection with the Development Plan;
          (b) propose amendments or updates to the Development Plan to the Parties;
          (c) review and discuss draft amendments or updates to the Development Plan;
          (d) monitor progress toward achieving goals set forth in the Development Plan;
          (e) address and attempt to resolve conflicts or disputes between the Parties that may arise during the course of performing the Development Plan;
          (f) serve as a forum for communication between the Parties for the activities performed pursuant to the Development Plan;
          (g) monitor all regulatory, manufacturing, and commercial activities involving the Product that are conducted by a Party, its Affiliates, or their respective licensees; and
          (h) perform such other functions as the Parties may agree in writing.
     3.3 Limitation on PSC’s Authority. The PSC shall have no authority other than that expressly set forth in Section 3.2 and, specifically, shall have no authority to amend this Agreement, determine whether a Party has complied with its obligations under this Agreement, or enter into subsequent agreements on behalf of either Party.
     3.4 PSC Decisions.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Consensus; Good Faith; Action Without Meeting. Subject to Section 3.4(b), the PSC shall decide all matters by consensus, with each Party having one collective vote. The members of the PSC shall act reasonably and in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the PSC. Action that may be taken at a meeting of the PSC also may be taken without a meeting if a written consent setting forth the action so taken is signed by all members of the PSC.
          (b) Failure to Reach Consensus. If the members of the PSC cannot reach consensus with respect to any matter over which the PSC has authority and responsibility, then the Senior Executive of Lung Rx shall have the right to decide such matter in his or her sole discretion, provided that (i) such Senior Executive takes into consideration the reasonable commercial interests of Aradigm among all other factors bearing on the decision, and (ii) such decision is consistent with Lung Rx’s obligations under Section 4.11. Notwithstanding the foregoing, Aradigm’s approval shall be necessary prior to the amendment of the Development Plan in a manner that materially increases Aradigm’s obligations under such Development Plan or narrows the patient population as specified in such Development Plan. If Aradigm does not agree to a material increase in its obligations, but Lung Rx nevertheless deems such activity necessary, Lung Rx may arrange for the services or activities to be provided otherwise.
ARTICLE 4
Development and Commercialization
     4.1 Development — Overview.
          (a) Promptly following the Effective Date, Aradigm shall use Commercially Reasonable Efforts to perform the POC Study at its sole cost and expense in close consultation with Lung Rx, with the complete final report describing the results of the POC Study to be delivered to Lung Rx within a commercially reasonable period of time.
          (b) Following Lung Rx’s satisfaction of its payment and investment obligations set forth in Section 6.2, Lung Rx shall be primarily responsible for the Development of the Product in the Field in the Territory and shall bear all costs associated with Development of the Product in the Field in the Territory, as set forth in more detail in Section 4.6 below.
          (c) With respect to those Development activities assigned to a Party, such Party shall perform such Development activities using its Commercially Reasonable Efforts in accordance with the Development Plan. In addition, the Parties shall closely cooperate on all matters involved in and arising from the Development and Commercialization process of Products and the AERx pulmonary drug delivery system (and its future improvements, successors and alternatives) that may materially affect the other Party’s efforts to obtain Regulatory Approvals.
     4.2 Development Plan.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Scope. The Development of each Product under this Agreement shall be governed by a worldwide development plan (each, a “Development Plan”). Each Development Plan shall be created (and updated from time to time) in good faith with the overall objective of reasonably optimizing the commercial potential of the Product. The Development Plan shall describe the proposed overall program of Development for the Product in the Territory, including preclinical studies, toxicology, formulation, process development, clinical studies, regulatory plans and other elements of obtaining Regulatory Approval(s) in major markets, as well as an overall timeline of the estimated target dates for completing the various development tasks described within the Development Plan (the “Development Timeline”). A pro forma budget for one year with a non-binding three year look-ahead shall be created by the Parties no later than [*] days following completion of the POC study, based on the assumptions and particulars of the Development Plan. Thereafter, the Parties shall prepare pro forma budgets showing twelve-month projected estimated Development expenses for each subsequent twelve-month period. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.
          (b) Initial Development Plan. The Parties have agreed on the form of the initial Development Plan, a copy of which is attached hereto as Exhibit E.
          (c) Updates to the Development Plans and Additional Development Plans. The Parties will work together to evaluate from time to time in light of then-current circumstances the status of implementing a Development Plan and progress compared to the Development Timeline. The PSC, Lung Rx or Aradigm may propose modifications to the Development Plan and new Development Plans, which will be discussed in good faith by the Parties or the PSC and shall become effective solely upon written approval of Lung Rx in its sole discretion. The PSC also will review any modifications to any Development Plan suggested or required by any Regulatory Authority, and Lung Rx will be responsible for amending such Development Plan as necessary to incorporate feedback from any Regulatory Authority about Development of such Product and to comply with any legal requirement or formal action imposed or suggested by any Regulatory Authority. In addition, and without limiting the generality of the foregoing, Lung Rx shall, as early as necessary in each calendar year, prepare a revision of each Development Plan for the following calendar year to take into account completion, commencement or cessation of Development activities not contemplated by each then-current Development Plan, and submit such proposed revised Development Plan to the PSC no later than October 15 of such year for review. Notwithstanding anything to the contrary herein, written approval of both Lung Rx and Aradigm shall only be necessary prior to the amendment of the Development Plan in a manner that materially increases Aradigm’s financial obligations under such Development Plan or narrows the patient population as specified in such Development Plan.
          (d) Diligence. In addition to the specific diligence obligations of Lung Rx pursuant to Section 4.11, each of Aradigm and Lung Rx will use Commercially Reasonable Efforts to carry out the activities set forth in a Development Plan for which such Party is responsible in accordance with the Development Timeline.
     4.3 Development Reports and Records.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Each Party will keep the PSC fully informed regarding the progress and results of such Party’s Development activities and those of its Affiliates, licensees, and Third Party contractors. Within thirty (30) days after the end of each calendar quarter, each Party shall provide the PSC with a written report that summarizes, in reasonable detail, all Development activities performed by such Party and its Affiliates, licensees, and Third Party contractors during such quarter, and compares such performance with the goals and Development Timeline set forth in the Development Plan. Each Party shall also promptly provide the PSC or the other Party with any additional information regarding its Development of the Product reasonably requested thereby. Subject to its confidentiality obligations to Third Parties and to the degree it is able, Aradigm shall provide the PSC with semi-annual written progress reports, summarizing in detail Aradigm’s Development and Commercialization activities relating to the AERx pulmonary drug delivery system (and its future improvements, successors and alternatives) other than in connection with the Licensed Molecule, and shall provide such other information reasonably requested by Lung Rx. Each party shall give the other prompt written notice with respect to information that would materially affect the Product. The Parties shall maintain such reports and the information disclosed therein in confidence in accordance with Article 10.
          (b) Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall accurately reflect all work done and results achieved in the performance of the Development Plan by such Party. Each Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect all such records of the other Party, and to obtain copies of such records to the extent reasonably needed by such Party in exercising its rights under this Agreement. Each Party shall maintain such records and the information disclosed therein in confidence in accordance with Article 10. Each Party shall have the right to arrange for its employees involved in the activities contemplated hereunder to visit the offices and laboratories of the other Party and any of its Affiliates as may reasonably be desirable during normal business hours and upon reasonable prior written notice, to discuss the Development work and its results in detail with the technical personnel and consultants of the other Party.
          (c) Disclosure of Inventions and Development Results. Each Party shall provide to the other Party a complete written disclosure for each and every invention or other discovery, whether or not patentable, first conceived or reduced to practice in the performance of a Development Plan including Improvements and New Intellectual Property, promptly after each such invention is made.
     4.4 Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, licensees, and Third Party contractors perform, the Development activities for which it is responsible under the Development Plan in good scientific manner and in compliance with applicable laws, rules and regulations.
     4.5 Development Limitations. Neither Party may conduct or have conducted on its behalf, or enable any Third Party to conduct, any activities with respect to the Product that are not approved under the Development Plan or by the PSC, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.6 Development Expenses.
          (a) To the extent that the Development Plan in Exhibit E provides that Aradigm will perform Development activities after satisfaction of Lung Rx’s payment and investment obligations set forth in Section 6.2, Lung Rx shall be responsible for all reasonable costs and expenses incurred by or on behalf of Aradigm in connection with such authorized Development activities in accordance with the Development Plan and corresponding budget that have been pre-approved by Lung Rx in writing.
               (i) In particular, Lung Rx shall pay for such costs and expenses as follows: (a) any Aradigm personnel time will be paid for at the Aradigm FTE Rate; and (b) any out-of-pocket expenses incurred by Aradigm will be reimbursed in full, at Aradigm’s reasonable and direct cost without markup.
               (ii) Unless the Parties agree in writing otherwise, payments for Development work to be performed by Aradigm in a particular calendar quarter shall be made in advance prior to the first day of such calendar quarter. Such payments shall be based on estimated costs and expenses for the relevant Development work, as specified in the most recent written forecast for the applicable quarter submitted by Aradigm to Lung Rx in accordance with the Development Plan and corresponding budget. Any advance payments made by Lung Rx under this Section 4.6 will be reconciled on a quarterly basis against actual costs and expenses incurred by Aradigm for the relevant Development work as reported by Aradigm in a detailed monthly statement of costs incurred, and any payments made by Lung Rx under this Section 4.6 that are not applied to actual costs and expenses during a particular quarter may be credited by Lung Rx against payments owed by Lung Rx in a subsequent quarter. In the event that the actual costs and expenses incurred by Aradigm in a particular quarter in connection with Development work exceed the advance payment made by Lung Rx for such quarter, Lung Rx shall reimburse any such undisputed excess costs and expenses no later than thirty (30) days following Lung Rx’s receipt of written accounting of such costs and expenses from Aradigm.
               (iii) Aradigm shall provide Lung Rx with a detailed monthly invoice within 20 days of the end of each month listing of all costs and expenses incurred by category of the Development Plan budget. Aradigm shall provide Lung Rx with copies of all vendor invoices being passed through on the monthly invoice. The Parties agree that Aradigm shall be solely responsible for payment of any cost or expense incurred by or on behalf of Aradigm following the Effective Date that is not (i) in accordance with a Development Plan and corresponding budget approved by Lung Rx, or (ii) with the prior written approval of Lung Rx.
          (b) As between the Parties, Lung Rx shall be responsible for all costs and expenses incurred by or on behalf of Lung Rx, its Affiliates, or their respective licensees in connection with the Development of Products with the exception of all costs and expenses incurred by or on behalf of Aradigm relating to the POC Study. If the POC Study is materially changed from that described in the Development Plan and Lung Rx agrees to such changes in writing, Lung Rx shall be responsible for all the specified additional costs and expenses incurred by or on behalf of Aradigm because of such changes.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.7 Regulatory Coordination.
          (a) Lung Rx shall be responsible for preparing, filing and managing all regulatory filings and efforts seeking all Regulatory Approvals in the Territory. All regulatory filings for the Product in the Territory shall be filed in the name of Lung Rx, and Lung Rx alone shall be responsible for all communications and other dealings with Regulatory Authorities relating to the Product in the Territory. As between the Parties, Lung Rx shall be the sole and exclusive legal and beneficial owner of all regulatory applications, clinical data, Regulatory Dossiers and Regulatory Approvals in the Territory. Lung Rx shall have the final authority to make all clinical and regulatory decisions with respect to the registration of Products within the Territory in its sole discretion. Lung Rx shall have the right to reference any of Aradigm’s regulatory files Controlled by Aradigm relating to the AERx pulmonary drug delivery system, in connection with regulatory filings made by or on behalf of Lung Rx and Aradigm shall reasonably cooperate with Regulatory Authorities in connection therewith.
          (b) The PSC shall develop and implement procedures for drafting and review of any applications for Regulatory Approval for the Product in the Territory, which shall provide sufficient time for Aradigm to provide substantive comments. Unless otherwise agreed upon by the Parties, Aradigm shall provide any comments it may have to Lung Rx within 20 days of its receipt of each application. Lung Rx shall consider Aradigm’s comments on any such applications in good faith; provided, however, that Lung Rx shall have the right to make all final decisions relating to the content of each such application.
          (c) Lung Rx shall promptly notify Aradigm of all regulatory filings that it submits and all communications from Regulatory Authorities that it receives relating to Products, and shall promptly provide Aradigm with a copy (which may be wholly or partly in electronic form) of such regulatory filings or communications. Lung Rx will provide Aradigm with reasonable advance notice of any scheduled meetings with any regulatory agencies relating to Development and/or any application for Regulatory Approval of the Product in the Territory, and Aradigm shall have the right to participate in any such meeting, to the extent permitted by law. Lung Rx also shall promptly furnish Aradigm with summaries of all material correspondence or material meetings with any regulatory agency relating to Development, regulatory filings and/or a Regulatory Approval in the Territory, and Lung Rx shall promptly furnish Aradigm with copies of such correspondence or copies of minutes of such meetings.
          (d) Following receipt of Regulatory Approval of the Product, Lung Rx shall retain primary responsibility for dealings with the applicable regulatory agency with respect to the Product, including filing all supplements and other documents with such agency with respect to such Regulatory Approval.
          (e) Aradigm shall promptly notify Lung Rx of all regulatory filings that it submits and all communications from Regulatory Authorities that it receives relating to Products and, shall promptly provide Lung Rx with a copy (which may be wholly or partly in electronic form) of such regulatory filings. Aradigm will provide Lung Rx with reasonable advance notice of any scheduled meetings with any regulatory agencies relating to Development and/or any application for Regulatory Approval of the Product in the Territory, and Lung Rx shall have the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

right to participate in any such meeting, to the extent permitted by law. Aradigm also shall promptly furnish Lung Rx with summaries of all material correspondence or material meetings with any regulatory agency relating to Development, regulatory filings and/or a Regulatory Approval in the Territory, and Aradigm shall promptly furnish Lung Rx with copies of such correspondence or copies of minutes of such meetings.
          (f) Subject to its confidentiality obligations to Third Parties and to the degree it is able, Aradigm shall promptly notify Lung Rx of all regulatory filings that it submits and all communications from Regulatory Authorities that it receives relating to the AERx pulmonary drug delivery system (and its future improvements, successors and alternatives) other than Products, and, at Lung Rx’s request, shall promptly provide Lung Rx with a copy (which may be wholly or partly in electronic form) of such regulatory filings or communications. Aradigm will provide Lung Rx with reasonable advance notice of any scheduled meetings with any regulatory agencies relating to Development and/or any application for Regulatory Approval of any product incorporating the AERx pulmonary drug delivery system (and its future improvements, successors and alternatives) in the Territory. Subject to its confidentiality obligations to Third Parties and to the degree it is able, Aradigm also shall promptly furnish Lung Rx with summaries of all material correspondence or material meetings with any regulatory agency relating to Development, regulatory filings and/or a Regulatory Approval in the Territory of any product incorporating the AERx pulmonary drug delivery system (and its future improvements, successors and alternatives), and Aradigm shall, at Lung Rx’s request, promptly furnish Lung Rx with copies of such correspondence or copies of minutes of such meetings.
          (g) Lung Rx may, at its expense, register the exclusive license granted under this Agreement in any country, or community or association of countries within the Territory, where the use, sale or manufacture of a Product in such country would be covered by a Valid Claim. Upon request of Lung Rx, Aradigm agrees, after Aradigm reviews for accuracy, promptly to execute any “short form” licenses in a form submitted to it by Lung Rx from time to time in order to effect the foregoing registration in such country.
     4.8 Product Withdrawals and Recalls. In the event that any regulatory agency (a) threatens or initiates any action to remove the Product from the market in any country in the Territory or (b) requires Lung Rx, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of the Product in the Field, Lung Rx shall notify Aradigm of such event within two (2) business days after Lung Rx becomes aware of the action, threat, or requirement (as applicable). Lung Rx shall consult with Aradigm prior to initiating a recall or withdrawal of the Product; provided, however, that the final decision as to whether to recall or withdraw the Product in the Territory shall be made by Lung Rx in its sole discretion. Lung Rx shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action, unless the remedial action relates to a medical device manufactured by or on behalf of Aradigm, in which event Aradigm shall be solely responsible for all expenses in conducting any recalls or taking such other necessary remedial action.
     4.9 Adverse Event Reporting.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Each Party shall, and shall require its respective Affiliates to:
               (i) notify the other Party promptly of all information coming into its possession concerning any adverse events associated with clinical or commercial uses of the Product, the Licensed Molecule, or an AERx pulmonary drug delivery system device (and its future improvements, successors and alternatives) (an “Adverse Event”), subject to any applicable confidentiality obligations to Third Parties;
               (ii) provide to the other Party a copy of any written submission made by such Party to a Regulatory Authority regarding Adverse Events no later than five (5) days following finalization of such written submission (and, to the extent permissible under time constraints and reporting requirements, in advance of submission to the applicable Regulatory Authority); and
               (iii) adhere to all requirements of applicable laws, rules and regulations that relate to the reporting and investigation of Adverse Events.
          (b) If a Party contracts with a Third Party for research to be performed by such Third Party on the Product, that Party shall require such Third Party to report to the contracting Party the information set forth above.
     4.10 Commercialization of Product. Subject to the terms and conditions of this Agreement (including Section 4.11 and Section 4.12), Lung Rx shall control, and be solely responsible for the costs and expenses associated with, the Commercialization of the Product in the Territory.
     4.11 Diligence Obligations.
          (a) Lung Rx shall use Commercially Reasonable Efforts to Develop, and if in Lung Rx’s opinion the results of the Development Plan so justify, to seek Regulatory Approval for, and Commercialize Products in major markets throughout the Territory as Lung Rx determines are commercially feasible in its sole discretion. The Development Plan shall include such Product Development work as Lung Rx may, in its sole discretion, consider necessary to support Regulatory Approval.
          (b) In the event that Lung Rx fails to materially comply with the diligence obligations set forth in Section 4.11(a), and Lung Rx fails to cure its material non-compliance within thirty (30) days following written notice from Aradigm providing a detailed explanation of such material non-compliance, Aradigm may, in its sole discretion, elect to convert the exclusive license granted to Lung Rx pursuant to Section 2.1(a) to a non-exclusive license with respect to a given Product, with all other terms and conditions of this Agreement remaining unchanged. Any such conversion to a non-exclusive license for a Product shall be effective upon Lung Rx’s receipt of written notice from Aradigm, but shall not affect other Products which are being Developed and/or Commercialized under this Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (c) Notwithstanding the non-exclusivity conversion provision in Section 4.11(b), the diligence obligations set forth in this Section 4.11 shall not apply to the extent (i) Aradigm’s failure to perform its obligations under this Agreement in a timely manner causes a delay in Lung Rx’s Development, efforts to seek Regulatory Approval for, or Commercialization of such Product; or (ii) there exists any material regulatory action affecting such Product; or (iii) there exists any material issue relating to the toxicology, safety, bioavailability or efficacy of such Product and the absence of any impediments caused by formulation, material sourcing, manufacturing, or other technical issues related to Product; in each case that leads Lung Rx to conclude, in exercising reasonable business judgment, that Development or Commercialization of such Product should be suspended or stopped altogether. Upon the occurrence of circumstances described in either subsection (i), (ii) or (iii), the following terms shall apply: (A) Lung Rx shall notify Aradigm in writing of the existence of such circumstances, specifying the details thereof and (in the case of circumstances described in subsection (ii) or (iii) the reasons why Lung Rx concluded that Development or Commercialization of such Product should be suspended or stopped, (B) Lung Rx’s obligations to Develop or Commercialize such Product shall be suspended so long as any such circumstances exists, and (C) the obligations set forth in Section 4.11(a) shall be extended by the period of any such suspension with respect to such Product.
     4.12 Other Inhalation Devices.
          (a) If the AERx pulmonary drug delivery system is commercially viable in the reasonable opinion of the PSC, Lung Rx and its Affiliates shall not spend more in cash and/or in kind cumulatively on Developing the Licensed Molecule for a product involving an inhalation device that is handheld and able to deliver a therapeutic dose of the Licensed Molecule in less than 10 breaths, than is spends on Development activities for the product. The restriction in this Section 4.12(a) shall end upon the date of the last patient visit in the Phase III registration trial of the Product as defined in the Development Plan. The restrictions in this section 4.12(a) shall not apply to nebulizers, or their improvements, used in current clinical trials by Lung Rx, or similar devices and their improvements.
          (b) In the event that a Product has received Regulatory Approval in a given country in the Territory and Lung Rx performs sales and marketing activities in such country with respect to an inhalation device for the Licensed Molecule other than the Product, [*].
     4.13 Additional Obligations of Aradigm.
          (a) Information. Aradigm, at its sole expense (excluding those expenses to be paid by Lung Rx under this Agreement), shall be responsible for the timely delivery to Lung Rx of all Information that Aradigm Controls regarding the Aradigm Technology and reasonably required by Lung Rx to fulfill its obligations under this Agreement.
          (b) Cooperation. Aradigm shall, upon the request by Lung Rx, provide Lung Rx with reasonable assistance and consultation regarding the Aradigm Technology, including reasonable access to sample materials and data and the execution of necessary and appropriate instruments and documents.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (c) AERx Expenses. Notwithstanding any other provision of this Agreement to the contrary, Aradigm shall be solely responsible for all costs and expenses related to meeting and maintaining regulatory requirements with respect to the design and operation of the AERx pulmonary drug delivery system as distinguished from those costs incurred and paid by Lung Rx in connection with meeting and maintaining regulatory requirements with respect to the Product.
ARTICLE 5
Manufacturing
     5.1 Manufacturing Responsibility.
          (a) Following Lung Rx’s satisfaction of its payment and investment obligations set forth in Section 6.2, Lung Rx will begin preparations to manufacture the Product in bulk and finished form for use by Lung Rx, its Affiliates, and its sublicensees in the Field in the Territory and for secondary conditional use by Aradigm pursuant to Section 5.3 and the Development Plan. Lung Rx will not make any material changes to the specifications for Products or components of Products without the prior written approval of Aradigm, such approval not to be unreasonably withheld or delayed. Lung Rx will not make any material changes to the specifications for the Aradigm Technology without the prior written approval of Aradigm. Following Lung Rx’s satisfaction of its payment and investment obligations set forth in Section 6.2, all supplier relationships will be managed solely by Lung Rx, with the participation of Aradigm in its discretion.
          (b) Following the date that Lung Rx reasonably agrees that the POC Study was Successful until the (i) full and complete validation of a manufacturing plant operated by Lung Lx or a Third Party and (ii) full and complete validation of the manufacturing process used at any such plant, Aradigm shall, to the degree it is able individually and/or through a Third Party manufacturer, supply the necessary Products or components thereof for clinical trials in such quantities as Lung Rx shall from time to time require in accordance with the Development Plan and corresponding budgets. If Aradigm is not able to supply the necessary Products or components thereof for clinical trials, then Lung Rx shall be responsible for obtaining such Products or components. If Aradigm supplies the Products for clinical trials, the cost of such clinical Products shall be at Lung Rx’s expense and determined in accordance with Section 4.6. If Aradigm is able to supply the Products for clinical trials, it shall supply the Product to Lung Rx in accordance with the agreed-upon specifications and any relevant additional requirements specified in the Development Plan, and shall comply with all applicable laws, rules, and regulations in the manufacture of Product.
     5.2 Transfer of Manufacturing Technology.
          (a) As soon as reasonably possible after satisfaction of Lung Rx’s payment and investment obligations set forth in Section 6.2, Aradigm shall transfer to Lung Rx and/or Third Party manufacturers designated by Lung Rx and reasonably acceptable to Aradigm all
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Aradigm Technology that is reasonably related to, or otherwise desirable to support, Lung Rx’s establishment of clinical and commercial manufacturing capabilities with respect to Products in the Field that comply with the cGMP regulations set forth in 21 C.F.R. Parts 210 – 211, 820 and 21 C.F.R. Subchapter C (Drugs), Quality System Regulations and the requirements thereunder imposed by the FDA, and, as applicable, the equivalent regulations and requirements in jurisdictions outside the United States. The costs and expenses incurred by Aradigm in carrying out such transfer and subsequent assistance in accordance with the Development Plan and corresponding budget that have been pre-approved by Lung Rx in writing shall be reimbursed by Lung Rx in accordance with Section 4.6, with such transfer being deemed to be a Development activity for the purpose of such Section.
          (b) Lung Rx and/or its Third Party manufacturers shall use any Aradigm Technology transferred pursuant to Section 5.2(a) in accordance with the license granted in Section 2.1 solely for the purpose of manufacturing Products for uses permitted under this Agreement, and for no other purpose.
          (c) Lung Rx acknowledges and agrees that Aradigm may reasonably condition its agreement to transfer any Aradigm Technology and any other manufacturing technology to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Aradigm that contains terms substantially equivalent to those of Article 10 of this Agreement.
     5.3 Lung Rx Supply Obligations. In the event that Lung Rx reasonably agrees that the POC Study was Successful, Lung Rx shall thereafter begin preparations and, at its sole expense, fund the construction of a manufacturing plant that it will operate to manufacture AERx pulmonary drug delivery system devices (and any future improvements, successors and alternatives) for use as Product components. At Aradigm’s reasonable written request from time to time in accordance with rolling-forecast procedures to be mutually developed, during the three (3) years following both (i) full and complete validation of such plant and (ii) full and complete validation of the manufacturing process, Lung Rx will supply Aradigm with AERx pulmonary drug delivery system devices and/or AERx Strip® dosage forms (for use in products other than the Product) at mutually agreed volumes and pursuant to a mutually agreed price schedule. Notwithstanding the foregoing sentence, Lung Rx shall only be obligated to provide such supply to the extent that it has excess capacity available which does not jeopardize in any manner the cost, quality and timely delivery of Products, such excess capacity, if any, to be determined after Lung Rx’s projected requirements have been met and subject to the mutually agreeable successful completion of a cleaning validation/QA protocol.
ARTICLE 6
Fees and Payments
     6.1 Upfront Fee.
          (a) No later than five (5) business days after the Effective Date, Lung Rx shall pay to Aradigm the non-creditable, non-refundable sum of $440,000.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) No later than One Hundred and Twenty (120) days after the Effective Date, Lung Rx shall pay to Aradigm the additional non-creditable and non-refundable sum of $440,000.
     6.2 Additional Consideration.
          (a) License Fee. No later than fifteen (15) days after Aradigm’s delivery of a complete final report to Lung Rx describing the results of the POC Study, and Lung Rx reasonably agrees that the POC Study was Successful, Lung Rx shall pay to Aradigm the non-creditable, non-refundable sum of $[*]. Lung Rx shall have no more than thirty (30) days from delivery of the complete final report describing the results of the POC Study to determine whether the POC Study was Successful.
          (b) Purchase of Shares. No later than fifteen (15) days after Aradigm’s delivery of a complete final report to Lung Rx describing the results of the POC Study, and Lung Rx reasonably agrees that the POC Study was Successful, Aradigm shall issue to Lung Rx, and Lung Rx shall purchase, shares of Aradigm common stock for an aggregate purchase price of $3,470,000 and at a per share price equal to the average closing price as quoted on the OTC Bulletin Board for the thirty (30) days prior to either (i) the date of entry into such stock purchase agreement, or (ii) the 45th day following delivery to Lung Rx of the complete final POC Study report, whichever first occurs. Lung Rx shall have no more than thirty (30) days from delivery of the complete final report describing the results of the POC Study to determine whether the POC Study was Successful. The issuance and purchase of such shares shall be subject to the terms of a separate stock purchase agreement (and other agreements and related documents executed pursuant thereto) which contains the usual and customary terms for such stock purchase agreements and also provides for customary piggyback registration rights.
     6.3 Milestone Payments. Within thirty (30) days following the first occurrence of each of the events set forth below, Lung Rx shall pay to Aradigm the applicable milestone payment set forth below (whether such milestone is achieved by Lung Rx, its Affiliate or any of their respective licensees):

Milestone Event	Milestone Payment
First to occur of (i) the issuance of purchasing requisitions for a [*]; and (ii) the first anniversary of the Effective Date;	[*]

First to occur of (i) the completion of the [*]; and (ii) the second anniversary of the Effective Date;	[*]

First to occur of (i) [*], and (ii) the third anniversary of the Effective Date.	[*]
Each of the milestone payments described in this Section 6.3 shall be payable only one time (i.e., upon the first achievement of the applicable milestone event by a Product). All payments made to Aradigm pursuant to this Section 6.3 are non-refundable and non-creditable. In the event of a
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

delay in Development or Commercialization that occurs prior to achievement of a particular milestone event that is the result of the action of a Regulatory Agency, the date set forth in clause (ii) of the description of each such milestone event in the chart above shall be automatically extended by an amount equal to the duration of such delay. Following the occurrence of such a delay, (a) Lung Rx shall promptly notify Aradigm in writing of the existence of such delay, specifying the details thereof, (b) Lung Rx shall describe its plan to overcome such delay and the anticipated duration of such delay, and (c) upon the cessation of such delay, Lung Rx shall notify Aradigm in writing of such cessation and shall state the actual duration of such delay.
     6.4 Royalties. Subject to Section 6.5 below and the other terms and conditions of this Agreement, in consideration for the grant of the licenses to the Aradigm Technology under Section 2.1, Lung Rx shall pay to Aradigm following First Commercial Sale of a Product in any country of the Territory royalties on Net Sales of all Products in the Territory by Lung Rx, its Affiliates and their respective licensees, with the royalty rate determined by the amount of aggregate Net Sales of Products during the applicable calendar year according to the following schedule:
          (a) 10% of the first [*] million of Net Sales of Products occurring in the calendar year;
          (b) [*] of that portion of total annual Net Sales of Products in excess of [*] million and up to and including [*] million;
          (c) [*] of that portion of total annual Net Sales of Products in excess of [*] million and up to and including [*] million;
          (d) [*] of that portion of total annual Net Sales of Products in excess of [*] million and up to and including [*] million; and
          (e) [*] of that portion of total annual Net Sales of Products in excess of [*] million.
Notwithstanding the foregoing, the royalty rates set forth in subsections (a)-(e) above shall be reduced by fifty percent (50%) with respect to Net Sales of Products accrued prior to the first regulatory approval of an AERx pulmonary drug delivery system device (other than the Product). In such event, however, the effective royalty rate due to Aradigm shall not be reduced to below [*] percent ([*]%) of Net Sales.
     Upon the expiration of the last-to-expire Valid Claim on a country-by-country basis (“Patent Expiration”), the royalty rates set forth in subsections (a) — (e) above shall be reduced by fifty percent (50%) with respect to Net Sales of Products. Additionally, upon Patent Expiration and the approval of a generic version of the Product in each country, at the discretion of Lung Rx, the Agreement may be terminated as to such country in accordance with section 11.1 below and the royalty rates set forth in subsections (a) – (e) above shall be reduced to 0%. In the alternative, upon Patent Expiration and the approval of a generic version of the Product in each country, Lung Rx may elect not to terminate the Agreement as to such country in which case the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

royalty rates set forth in subsections (a) — (e) above shall be reduced by fifty percent (50%) with respect to Net Sales of Products.
     6.5 Royalty Reduction.
          (a) If (i) it is necessary for Lung Rx, its Affiliate, or one of their sublicensees to obtain a royalty-bearing license from a Third Party because the Development, manufacture or Commercialization of the Product infringes a Patent or other intellectual property of such Third Party in a particular country and (ii) despite Commercially Reasonable Efforts of Lung Rx it is not possible to practice the Aradigm Technology licensed to Lung Rx hereunder in a commercially reasonable manner without infringing such Third Party Patent or other intellectual property, then Lung Rx shall be entitled to a credit, against the royalty payments due to Aradigm upon sales of the Product in the applicable country, equal to [*] percent ([*]%) of the royalties actually paid to such Third Party by Lung Rx, its Affiliate, or one of their sublicensees based upon the sales of the Product in such country; provided that such credit shall in no event cause the effective royalty rate due to Aradigm to be reduced to below [*] percent ([*]%) of Net Sales, except in the case of Patent Expiration in which event the effective royalty rate due to Aradigm shall not be reduced to below [*] percent ([*]%), or in the case of a Patent Expiration and the approval of a generic version of the product in which event the effective royalty rate due to Aradigm shall be reduced to [*] percent ([*]%).
          (b) If Aradigm obtains a royalty-bearing license from a Third Party because the Development, manufacture or Commercialization of the Product infringes a Patent or other intellectual property of such Third Party in a particular country, and (i) despite Commercially Reasonable Efforts of Aradigm it is not possible to practice the Aradigm Technology licensed to Lung Rx hereunder in a commercially reasonable manner without infringing such Third Party Patent or other intellectual property, and (ii) Lung Rx is required to pay a royalty to such Third Party, then upon the occurrence of such events, Lung Rx shall be entitled to a credit, against the royalty payments due to Aradigm upon sales of the Product in the applicable country, equal to [*] percent ([*]%) of the royalties actually paid to such Third Party by Lung Rx, its Affiliate, or one of their sublicensees based upon the sales of the Product in such country; provided that such credit shall in no event cause the effective royalty rate due to Aradigm to be reduced to below [*] percent ([*]%) of Net Sales, except in the case of Patent Expiration in which event the effective royalty rate due to Aradigm shall not be reduced to below [*] percent ([*]%), or in the case of a Patent Expiration and the approval of a generic version of the product in which event the effective royalty rate due to Aradigm shall be reduced to [*] percent ([*]%).
          (c) If Lung Rx, its Affiliate, or one of their sublicensees adds to the Product a component or feature, and Lung Rx, its Affiliate, or one of their sublicensees must pay royalties for Third Party patent rights covering such component or feature, such royalties shall not be offset against royalties owed to Aradigm, unless, at the time added, it is not possible to make the Product approvable or commercially viable without the component or feature. As to any license that Lung Rx may believe is desirable to enter into with respect to a Product, other than those for which royalties may be offset in accordance with this Section 6.5, if Lung Rx requests, the Parties will discuss such license and the possibility of Aradigm sharing some part of the costs of such license. In no event, however, shall royalty payments due to Aradigm be reduced in
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accordance with this Section 6.5 for any royalties paid by Lung Rx for the Licensed Molecule or its formulations.
     6.6 Accrual of Royalties. No royalties shall be payable on a Product distributed to Third Parties solely as a sample for testing or evaluation purposes. No multiple royalty shall be payable on the sale of any one Product. No multiple royalty shall be payable on a Product because the manufacture, use or sale of such Product is covered by more than one Patent or is subject to both Know-How and a Valid Claim.
     6.7 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable laws of any country in the Territory under the Aradigm Technology, the Parties will consult and cooperate to position Lung Rx, its Affiliates or its sublicensees to competitively market such Product in such country.
     6.8 Commercial Hardship. If in any country Lung Rx can demonstrate that for any reason beyond its, its Affiliates’ or its sublicensees’ control the royalty payable hereunder by Lung Rx causes or may cause Lung Rx, its Affiliate or its sublicensee a significant reduction in its or their sales of Product in that country, or otherwise causes or may cause hardship in the promotion or sale of Product in a country, the Parties will consult and cooperate to position Lung Rx, its Affiliates or its sublicensees to competitively market such Product in such country.
ARTICLE 7
Payments; Records; Audits
     7.1 Payment; Reports. Royalty obligations under Section 6.4 shall accrue upon the First Commercial Sale of a Product by Lung Rx, its Affiliates and their sublicensees for the Term of this Agreement. Royalties shall be calculated and reported and paid on a calendar quarter basis for all royalties accruing in each calendar quarter, although they may be made in whole or in part in advance of such due date in Lung Rx’s discretion. All royalty payments by Lung Rx to Aradigm under this Agreement shall be paid within forty-five (45) days after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Products by Lung Rx, its Affiliates and their respective sublicensees, each in reasonably sufficient detail to permit confirmation of the accuracy of the payment made, including, on a regional basis, including the U.S. separately, the number of Products sold, the gross sales and Net Sales of such Products, the royalties payable, the withholding taxes, if any, required by law to be deducted in respect of such sales, the method used to calculate the royalties, and the exchange rates used, if any.
     7.2 Exchange Rate; Manner and Place of Payment. All payments under this Agreement shall be made in U.S. dollars. Conversion of payments to U.S. dollars from a currency in a country from which royalties are payable shall be at an exchange rate equal to the rates of exchange for the country’s currency as published by The Wall Street Journal. All payments owed under this Agreement shall be made by wire transfer in immediately available
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

funds to a bank and account designated in writing by Aradigm, unless otherwise agreed in writing by Aradigm.
     7.3 Tax Withholding. Lung Rx will be responsible for and pay any and all taxes levied on account of any payments made by it under this Agreement (other than taxes based on Aradigm’s income) without deduction from any payment due to Aradigm hereunder, except for any required withholding or comparable taxes.
     7.4 Records; Audits. During the Term and for a period of three (3) years thereafter, Lung Rx shall keep, and shall cause its Affiliates and their respective licensees to keep, complete and accurate records pertaining to the sale or other disposition of Products, in sufficient detail to permit Aradigm to confirm the accuracy of all payments due hereunder. Aradigm, at its own expense, shall have the right once each calendar year to cause an independent, certified public accountant of a nationally recognized firm reasonably acceptable to Lung Rx to audit such records as are reasonably necessary to confirm such Net Sales, royalties and other payments for any year ending not more than twenty-four months prior to the date of such request. Such audits may be exercised during normal business hours upon reasonable prior written notice to Lung Rx, and subject to an appropriate confidentiality agreement. The accountant shall disclose to Aradigm only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Aradigm shall bear the full cost of such audit unless such audit discloses an underpayment by Lung Rx of more than [*] percent ([*]%) of the amount of royalties or other payments due under this Agreement for the period audited, in which case Lung Rx shall pay the reasonable and direct cost of such audit.
     7.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [*] percent ([*]%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Aradigm from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE 8
Intellectual Property
     8.1 Filing Prosecution and Maintenance of Patents. Aradigm at its sole expense shall be responsible for prosecuting and maintaining the Aradigm Patents in the Territory, and Lung Rx shall be responsible at its sole expense for prosecuting and maintaining the Lung Rx Patents in the Territory.
     8.2 Ownership of New Intellectual Property.
          (a) Title to all New Intellectual Property that relates to the core intellectual property, know-how and proprietary technology in the field of prostacyclin drugs (“Prostacyclin Field”) owned by Lung Rx, whether patentable or unpatentable, made directly or indirectly by
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

either Party as a result of the collaboration under this Agreement or further collaboration between the Parties on the subject matter of this Agreement, shall be owned solely and exclusively by Lung Rx.
     (b) Title to all New Intellectual Property that relates to the core intellectual property, know how, and proprietary technology in the field of pulmonary delivery technologies (“Pulmonary Delivery Field”) owned by Aradigm, whether patentable or unpatentable, made directly or indirectly by either Party as a result of the collaboration under this Agreement or further collaboration between the Parties on the subject matter of this Agreement, shall be owned solely and exclusively by Aradigm.
     (c) Title to all New Intellectual Property shall be held by the Party(ies) employing the respective author(s) and/or inventor(s) or to which said author(s) and/or inventor(s) has/have an obligation to assign the subject intellectual property in accordance with U.S. copyright, patent and any other laws addressing intellectual property. Any such New Intellectual Property, to the extent owned by Aradigm, shall be licensed exclusively to Lung Rx within the Prostacyclin Field, and to the extent owned by Lung Rx, shall be licensed exclusively to Aradigm within the Pulmonary Delivery Field, in both cases any such license shall be royalty free and shall subsist for so long as any such right subsists.
     (d) Each Party agrees (i) to disclose promptly to the other any and all Patent applications prepared or filed by that Party which applications are directed to either of the stated core technologies and are made directly or indirectly as a result of the collaboration under this Agreement or further collaboration between the Parties on the subject matter of this Agreement, and (ii) promptly upon request by the other Party to execute assignments of intellectual property rights in accordance with this Section.
  8.3 Filing, Prosecution and Maintenance of New Intellectual Property.
     8.3.1 Each Party shall, using Commercially Reasonable Efforts, control the preparation, filing, prosecution, grant and maintenance of Patent rights regarding its New Intellectual Property in the Territory and shall select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the prosecution and maintenance of such Patent rights regarding its New Intellectual Property in the Territory.
     8.3.2 In the event that a Party elects not to file a Patent application or decides to abandon any pending application or granted Patent under its New Intellectual Property in any country of the Territory, it shall provide adequate advance notice to the other Party and give the other Party the opportunity to file or maintain such application or Patent at its own expense.
  8.4 Cooperation.
     (a) Each Party shall make available to the other Party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate Party (at the appropriate Party’s cost and expense) to prepare, file, prosecute and maintain Patent applications and resulting Patents with respect to its
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

New Intellectual Property as set forth in Section 8.2 above, for a period of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said Patent applications or Patents at no charge to the other.
          (b) The Parties’ patent counsel shall provide comments to the Parties in sufficient time for the Parties to reflect such comments in any response. Any comments made by a Party shall be made in good faith and shall be directed to maximizing the claims covered by such Patents. If a Party agrees with the comments of the other Party’s patent counsel, it shall reflect such comments in its response. If a Party disagrees with such comments, it shall provide a detailed explanation of its position and, in the event the Parties do not thereafter arrive at a consensus on how to proceed with respect to the comments, either Party may then submit such dispute (a “Patent Comment Dispute”) for resolution by an intellectual property lawyer (the “Neutral Lawyer”) with at least ten years of experience and a background in biotechnology or pharmaceutical patent matters. The Neutral Lawyer shall be selected by mutual agreement of the Parties; provided, however, that if the Parties cannot agree on a Neutral Lawyer within five days of a Party’s request for a Neutral Lawyer under this provision, the Neutral Lawyer shall be selected by the American Arbitration Association in Washington, D.C. Each Party shall submit its position as to the Patent Comment Dispute to the Neutral Lawyer, who shall resolve the dispute by agreeing to one of the submitted positions of the Parties without any changes to such position. The Parties agree that the position agreed to by the Neutral Lawyer shall be reflected in the action or response being prepared and that the costs of the Neutral Lawyer shall be paid by the Party whose position is not agreed to by the Neutral Lawyer. The decision of the Neutral Lawyer shall be final and binding on the Parties. The Parties shall cooperate in all respects to resolve any Patent Comment Dispute in sufficient time to avoid any loss of rights, including jointly instructing the Neutral Lawyer to make a decision in sufficient time to avoid any loss of rights.
     8.5 Infringement by Third Parties.
          (a) Notice. If either Party becomes aware that a Third Party is infringing any rights in the Aradigm Technology or the Lung Rx Technology, such Party shall give written notice to the other Party describing in detail the nature of such infringement.
          (b) Right to Bring Suit. Lung Rx, in the case of intellectual property owned by Lung Rx and Aradigm, in the case of intellectual property owned by Aradigm (the “Enforcing Party”), shall have the sole right to enforce such intellectual property rights against infringers at their own expense. In the case of New Intellectual Property, both Parties shall have the right to enforce such intellectual property rights and to obtain the joinder of the non-enforcing Party, where required by law, at the expense of the Enforcing Party.
          (c) Cooperation; Settlement. The Party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without first consulting the non-controlling Party and considering any objections thereto raised by the non-controlling Party. Aradigm and Lung Rx
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall provide all reasonable assistance to the other Party in any action to enforce such intellectual property rights.
          (d) Recoveries. Except as otherwise agreed to by the Parties in writing as part of a cost-sharing arrangement, all in kind settlements or monies recovered upon the final judgment or settlement of any such suit shall be shared, after reimbursement of the costs of participating in such action, by Aradigm and Lung Rx pro rata according to the respective percentages of costs borne by each Party in such action pursuant to this Section 8.5.
     8.6 Infringement of Third Party Rights. In the event that a Third Party files an action against a Party, its Affiliates, distributors or sublicensees alleging that such Party’s or its Affiliates’, distributors’ or sublicensees’ activities under this Agreement infringe such Third Party’s patent or other intellectual property rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. If the alleged infringing process, method or composition is claimed under the Aradigm Technology and the Lung Rx Technology, in the Territory, the Parties shall consult and cooperate to decide which Party shall control the defense of such suit. If the alleged infringing process, method or composition is claimed under the Lung Rx Technology, in the Territory, Lung Rx shall have the right to control the defense of such suit. If the alleged infringing process, method or composition is claimed under the Aradigm Technology, in the Territory, Aradigm shall have the right to control the defense of such suit. Each Party shall pay its own expenses, have the right to be represented by advisory counsel of its own selection, and shall cooperate fully in the defense of such suit and furnish to the other all evidence and assistance in its control. If one Party does not elect within thirty (30) days after such notice to control the defense of a suit, the other may undertake such control at its own expense, and the non-controlling Party shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the controlling Party all evidence and assistance in its control. The Party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Section 8.6 shall be paid by the Party which controls the litigation, subject to the other Party’s indemnification obligations in accordance with Article 12 below, if any.
     8.7 Product Trademark; License to Aradigm Trademark.
     (a) The Product, Product packaging, promotional materials, package inserts, and labeling shall bear a trademark chosen and owned by Lung Rx. The Product, Product packaging, promotional materials, package inserts, and labeling shall also bear the Aradigm®, Aradigm Logo™, AERx®, AERx Essence®, and/or AERx Strip® trademarks (collectively, the “Licensed Marks”). The Product, Product packaging, promotional materials, package inserts, and labeling shall also bear an acknowledgment line that specifies, in part, that the Licensed Marks are registered trademarks of Aradigm and lists the key Aradigm Patents.
     (b) Subject to and conditioned upon Lung Rx’s full compliance with this Agreement, Aradigm grants to Lung Rx, and Lung Rx accepts, during the term of this Agreement a limited,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

non-exclusive, royalty-free, revocable license to use the Licensed Marks in the Territory in connection with the Commercialization, use, import, sale and distribution of Products in the Field. No other right, title or license to the Licensed Marks is granted hereunder.
ARTICLE 9
Representations and Warranties
     9.1 Mutual Representations, Warranties and Covenants.
          (a) Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (d) to the best of its knowledge, there are no Third Party intellectual property rights which could prevent it from performing all of its obligations hereunder.
          (b) Each Party represents and warrants that it will use its best efforts to obtain and maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each Party shall cooperate with the other to provide such letters, documentation and other Information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations to applicable Regulatory Authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its legal obligations. Each Party shall conduct its activities hereunder in an ethical and professional manner.
          (c) Each Party hereby covenants that each of its employees and other entities performing any work under this Agreement shall have entered into a written invention assignment agreement requiring that each such person or entity assign to such Party all right, title and interest in and to any Information conceived of and/or reduced to practice by such person or entity and its employees, consultants or agents in connection with any such activities.
          (d) Each Party shall cooperate with the other and provide such assistance and resources as the other Party may reasonably request in connection with performance of the obligations under this Agreement.
     9.2 Aradigm Representations and Warranties. Aradigm represents and warrants to Lung Rx that, as of the Effective Date: (a) Aradigm Controls the Aradigm Technology in the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Territory with the full right and authority to grant the rights and licenses granted to Lung Rx under this Agreement; (b) Aradigm has not granted any right or license under the Aradigm Technology that is in conflict with the rights and licenses granted to Lung Rx under this Agreement; (c) to the best of Aradigm’s knowledge, there is no basis upon which the use of the Aradigm Technology in accordance with this Agreement would infringe upon any Third Party’s know-how, patent or other intellectual property rights or constitute misuse of confidential information by Lung Rx; (d) to the best of Aradigm’s knowledge, no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right of any Third Party has been made or is pending, and Aradigm has no knowledge of any potential claim with respect to the Aradigm Technology; (e) a complete list of (i) all Patents as of the Effective Date and (ii) all Patents owned by Third Parties and validly and exclusively licensed to Aradigm, with the unrestricted right to exclusively sublicense to Lung Rx, is provided in Exhibit B attached to this Agreement; (f) to the best of Aradigm’s knowledge, no Patent and/or other intellectual property rights Controlled by a Third Party are required to be in-licensed by Aradigm because the Development, manufacture or Commercialization of the Product infringes such Third Party Patent or other intellectual property rights in the Territory, (g) other than as contained in Exhibit B, Aradigm has not prior to the Effective Date applied for Patents involving the Licensed Molecule or other prostacyclin drugs; and (h) Aradigm has made or will make available to Lung Rx all material technical Information in its possession or control that is reasonably necessary to Develop, manufacture and Commercialize Products in accordance with this Agreement.
     9.3 Lung Rx Representations and Warranties. Lung Rx represents and warrants to Aradigm that, as of the Effective Date: (a) Lung Rx Controls the Lung Rx Technology in the Territory with the full right and authority to grant the rights and licenses granted to Aradigm under this Agreement; (b) Lung Rx has not granted any right or license under the Lung Rx Technology that is in conflict with the rights and licenses granted to Aradigm under this Agreement; (c) to the best of Lung Rx’s knowledge, there is no basis upon which the use of the Licensed Molecule in accordance with this Agreement would infringe upon any Third Party’s know-how, patent or other intellectual property rights or constitute misuse of confidential information by Aradigm; (d) to the best of Lung Rx’s knowledge, no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right of any Third Party has been made or is pending, and Lung Rx has no knowledge of any potential claim with respect to the Lung Rx Technology; (e) to the best of Lung Rx’s knowledge, no Patent and/or other intellectual property rights Controlled by a Third Party are required to be in-licensed by Lung Rx because the Development, manufacture or Commercialization of the Product infringes such Third Party Patent or other intellectual property rights in the Territory; (f) Lung Rx has not prior to the Effective Date applied for Patents involving Aradigm Technology; and (g) Lung Rx has made or will make available to Aradigm all material technical Information in its possession or control that is reasonably necessary to Develop, manufacture and Commercialize Products in accordance with this Agreement.
     9.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 9.1 THROUGH 9.3, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS
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PROVIDED BY EACH PARTY UNDER THIS AGREEMENT ARE PROVIDED “AS IS”, AND EACH PARTY MAKES NO, AND EXPRESSLY DISCLAIMS ANY AND ALL, WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
ARTICLE 10
Confidentiality
     10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for seven (7) years thereafter, such Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other Party pursuant to this Agreement (the “Confidential Information” of the disclosing Party). Each Party may use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care (but in any case not less than reasonable care) as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.
     10.2 Exceptions. The obligations of the receiving Party under this Article 10 with respect to specific Confidential Information of the other Party shall not apply to any specific Information that the receiving Party can demonstrate by competent evidence: (a) is, at the time of disclosure by the disclosing Party to the receiving Party, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such Information, as evidenced by its records; (c) is, after the time of disclosure by the disclosing Party to the receiving Party, furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving Party without access to or the use of any Confidential Information of the disclosing Party.
     10.3 Authorized Disclosure. Notwithstanding the other provisions of this Article 10, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:
             (a) on a need-to-know basis and in connection with a Party’s performance or its obligations and/or exercise of its rights under this Agreement, to its Affiliates, licensees, employees, consultants, or agents provided that such individuals or entities are bound by
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

confidentiality and non-use obligations at least equivalent in scope to those set forth in this Article 10;
          (b) as expressly permitted by this Agreement;
          (c) to comply with applicable laws, court orders, or governmental regulations, including NASDAQ, and SEC disclosure requirements;
          (d) to the extent that such disclosure is required by a court order, or in order to comply with applicable laws or regulations, but provided that such Party required to make the disclosure will, except where impracticable, shall give reasonable advance notice to the other Party of such required disclosure and use efforts to secure, or to assist the other Party in securing, a protective order relating to, or confidential treatment of, such information; and
          (e) general information of a non-material nature regarding the general status of the Development Plan.
     10.4 Terms of Agreement. The terms of this Agreement shall be deemed to be the Confidential Information of each Party; provided, however, that each Party may disclose the terms of this Agreement in confidence to its investors, directors and professional advisors, and to its prospective investors, acquirers and merger partners and their respective professional advisors. The Parties will consult with each other reasonably on the provisions of this Agreement to be reasonably redacted in any filings made by either Party with the Securities and Exchange Commission or as otherwise required by law.
     10.5 Publicity. Any news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed in good faith and approved by both Parties, such approval not to be unreasonably withheld or delayed; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party with an opportunity to comment on the proposed disclosure. In addition, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and the terms of this Agreement, in each case to the extent such information has already been publicly disclosed in accordance herewith.
     10.6 Publication. From time to time it may be to the mutual interest of the Parties to publish articles relating to data generated or analyzed as a part of this Agreement. Neither Party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and provided solely by the other Party without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either Party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

characteristics of the Products to the extent that either Party may be required by law to make disclosures of such information.
ARTICLE 11
Term and Termination
     11.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 11 or extended by mutual agreement of the Parties, will expire, on a country-by-country basis upon the approval of a generic Product and Patent Expiration in such country.
     11.2 Termination for Breach. Each Party shall have the right to terminate this Agreement upon forty-five (45) days’ prior written notice to the other Party if such other Party materially breaches any provision or obligation of this Agreement and the breaching Party has not cured such breach within the forty-five (45) days following detailed written notice describing the breach.
     11.3 Termination by Lung Rx.
          (a) Lung Rx shall have the right to terminate this Agreement by written notice to Aradigm in the event that the POC Study is not Successful in the sole reasonable opinion of Lung Rx.
          (b) Lung Rx shall have the right to terminate this Agreement at any time following consultation with the PSC, upon thirty (30) days’ prior written notice to Aradigm solely for technical, toxicology, safety, bioavailability, efficacy, regulatory, or market-related issues (including competition, patient-related issues, prohibitive Development costs, emergence of new technologies, impediments caused by formulation, material sourcing, manufacturing, or other technical issues related to Product, etc.) that, in Lung Rx’s sole, reasonable and good faith opinion, renders further Development and Commercialization of the Product unjustified.
          (c) Lung Rx shall have the right to terminate this Agreement upon written notice to Aradigm if the Parties learn that a Third Party has rights to Patents or other intellectual property that would prevent Development and/or Commercialization of such Product and negotiations to obtain a necessary license from such Third Party are unsuccessful.
     11.4 Effect of Termination; Surviving Obligations.
          (a) In the event of an expiration or termination of this Agreement for any reason, then:
               (i) Each Party shall promptly return to the other Party all relevant Information, records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provided however, that each Party may retain one copy of each document of the other Party’s Confidential Information to enable such Party to determine its surviving obligations of confidentiality and non-use with respect to the other Party’s Confidential Information.
               (ii) Subject to Section 11.4(c), all rights and licenses granted by each Party to the other shall terminate and revert.
               (iii) Following a six-month sell-off period if Product was being marketed at the time of expiration or termination of this Agreement, (A) Lung Rx and its Affiliates shall discontinue making any representation regarding their status as licensees of Aradigm or a distributor of the Product, and shall cause any sublicensees to do the same, and (B) Lung Rx and its Affiliates shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Product, and shall cause any sublicensees to do the same.
          (b) In the event of any termination of this Agreement (but not its expiration) other than termination by Lung Rx pursuant to Section 11.2 for Aradigm’s uncured material breach or pursuant to Section 11.3(a) in the event that the POC Study is not Successful, the following shall also apply (i.e., in addition to the provisions of Section 11.4(d)):
               (i) As soon as reasonably practicable, Lung Rx shall ship to a location designated by Aradigm all of the AERx technology-related manufacturing equipment, portable infrastructure, and materials (except the Licensed Molecule) in Lung Rx’s possession or on order as of the effective date of termination or expiration of this Agreement. All costs associated with such shipment or the preparation of such shipment shall be borne solely by Lung Rx.
               (ii) Lung Rx shall immediately assign and transfer to Aradigm the entire Regulatory Dossier, except for those documents relating solely to Lung Rx Technology.
               (iii) Each Party shall promptly execute any and all other instruments, forms of assignment or other documents and take such further actions as the other Party may reasonably request in order to give effect to or evidence the assignments and grants made to a Party in accordance with this Agreement.
          (c) In the event of a termination of this Agreement by Lung Rx pursuant to Section 11.2 for Aradigm’s uncured material breach, then:
               (i) all licenses granted to Lung Rx with respect to the Product set forth in Section 2.1 shall remain in full force and effect;
               (ii) all licenses granted to Aradigm pursuant to Section 2.2 shall terminate, and all of Aradigm’s Development obligations under this Agreement (including any outstanding obligations with respect to the POC Study) shall cease;
               (iii) Lung Rx’s obligations under Article 6 “Fees and Payments” shall survive so long as Aradigm has fully transferred the Aradigm Technology to Lung Rx in accordance with section 5.2(a) above, or the full and complete approval of the manufacturing
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plant and full and complete validation of the manufacturing process has occurred in accordance with section 5.1(b)(i) and (ii) above;
               (iv) the PSC shall be abolished, and Lung Rx shall have the right to make any decisions that, absent termination of this Agreement, would have been the right and responsibility of the PSC; and
               (v) in addition to the provisions set forth in Section 11.4(d), the following provisions shall also survive: Articles 7 and 8, and Sections 4.3(b) and (c), 4.7, 4.8, 4.9 and 4.13.
          (d) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including any payments owed by Lung Rx pursuant to Article 6 or Section 4.6, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions shall survive expiration or termination of this Agreement: Articles 1, 9, 10, 12, 13 and 14, and Sections 7.4, 8.2, 8.3, 8.4, 8.5, 11.4(a), 11.5 and 11.6.
     11.5 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
     11.6 Rights in Bankruptcy.
          (a) In the event of the institution by or against either Party of insolvency, receivership, bankruptcy proceedings, or any other proceedings for the settlement of a Party’s debts which are not dismissed within sixty (60) days, or upon a Party’s making an assignment for the benefit of creditors, or upon a Party’s dissolution or ceasing to do business, the other Party may terminate this Agreement upon written notice in its sole discretion.
          (b) All rights and licenses granted under or pursuant to this Agreement by each Party (the “Licensor”) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the other Party (the “Licensee”), as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code; provided however, nothing herein shall be deemed to constitute a present exercise of such rights and elections. In the event of the commencement of a bankruptcy proceeding by or against the Licensor under the U.S. Bankruptcy Code, the Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Licensor upon written request therefor by the Licensee.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 12
Indemnification
     12.1 Indemnification by Aradigm. Subject to Lung Rx’s timely notice obligation in Section 12.3, Aradigm hereby agrees to indemnify, defend and hold Lung Rx and its Affiliates and their respective directors, officers, employees and agents (each, a “Lung Rx Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees and amounts paid in settlement of any action (collectively, “Losses”), to which any Lung Rx Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent based on or resulting from (a) the practice by Lung Rx of any license granted by Aradigm under this Agreement, (b) the negligence or willful misconduct of Aradigm, its Affiliates, or their respective directors, officers, employees, or agents in the performance of Aradigm’s obligations under this Agreement, including product liability claims relating to an item or technology manufactured or supplied by or on behalf of Aradigm; and (c) the breach by Aradigm of any warranty, representation, covenant or agreement made by Aradigm in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Lung Rx Indemnitee or the breach by Lung Rx of any warranty, representation, covenant or agreement made by Lung Rx in this Agreement.
     12.2 Indemnification by Lung Rx. Subject to Aradigm’s timely notice obligation in Section 12.3, Lung Rx hereby agrees to indemnify, defend and hold Aradigm and its Affiliates and their respective directors, officers, employees and agents (each, an “Aradigm Indemnitee”) harmless from and against any and all Losses to which any Aradigm Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent based on or resulting from: (a) the practice by Aradigm of any license granted by Lung Rx under this Agreement, (b) the negligence or willful misconduct of Lung Rx, its Affiliates, or their respective directors, officers, employees, or agents in the performance of Lung Rx’s obligations under this Agreement, including product liability claims relating to an item or technology manufactured or supplied by or on behalf of Lung Rx; (c) the Development, manufacture, use, handling, storage, sale or other disposition of any Product by Lung Rx, its Affiliates, or sublicensees, or by any of their respective suppliers or distributors, or (d) the breach by Lung Rx of any warranty, representation, covenant or agreement made by Lung Rx in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Aradigm Indemnitee or the breach by Aradigm of any warranty, representation, covenant or agreement made by Aradigm in this Agreement.
     12.3 Control of Defense. Any entity entitled to indemnification under this Article 12 shall (i) give written notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and (ii) cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit, and the indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses.
     12.4 Insurance. Lung Rx, at its own expense, shall maintain product liability insurance in an amount of not less than [*] per occurrence and [*] in the aggregate during the Term of the Agreement and shall name Aradigm as an additional insured with respect to such insurance or self insure for the same or higher coverage limits. Lung Rx shall provide a certificate of insurance evidencing such coverage to Aradigm upon request.
ARTICLE 13
Dispute Resolution
     13.1 Disputes. The Parties recognize that issues or disputes as to certain matters may arise from time-to-time during the Term relating to or under this Agreement. It is the objective of the Parties to seek to resolve any issues or disputes arising under this Agreement in good faith in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the following procedures set forth in this Article 13 to resolve any such issues or disputes arising under or relating to this Agreement, including any Party’s rights or obligations or performance under this Agreement (each, a “Dispute”). The Parties initially shall attempt to settle any such Dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the Dispute. Notwithstanding anything to the contrary set forth herein, any issue or dispute falling within the PSC’s authority will be handled in accordance with Section 3.4, not this Article 13.
     13.2 Escalation. Prior to taking action as provided in Section 13.3 or 13.4 below, and at the request of any Party if there is a Dispute, the Parties shall first submit such Dispute to the Parties’ respective Senior Executives for good faith discussion and attempted resolution. The Senior Executives to whom any Dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) days, unless the Senior Executives mutually agree in writing to extend such period of negotiation. Such forty-five (45) day period shall be deemed to commence on the date the dispute was submitted by a Party to the Senior Executives. The Senior Executives shall, if mutually agreed by the Senior Executives, submit the dispute to voluntary mediation at such place and following such procedures as the Parties shall reasonably agree. All negotiations and discussions pursuant to this Section 13.2 shall be confidential, and the Parties agree that all information concerning or disclosed as part of such negotiations and discussions are and such shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     13.3 Arbitration. Any Dispute that is not resolved by the Parties by negotiation and/or mediation pursuant to Sections 13.1 and/or 13.2 above shall, upon the submission of a written request of either Party to the other Party within forty-five (45) days of initiating such negotiations or mediation, be submitted for non-binding arbitration before a three-person panel
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of arbitrators (the “Panel”), conducted in accordance with the rules of arbitration of the American Arbitration Association for commercial disputes (the “Rules”), except to the extent that such Rules are inconsistent with this Agreement. Each Party shall select one independent, neutral arbitrator with experience and expertise in pharmaceutical licensing and in the particular area involved in the Dispute (a “Party Arbitrator”), and shall notify the other Party of its selection of such Party Arbitrator within twenty (20) days after receipt by one Party of the other Party’s written request for binding arbitration. The two (2) Party Arbitrators shall then mutually select a third arbitrator (a “Neutral Arbitrator”) in accordance with the Rules. The Panel shall resolve the Dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or conflicts of laws) that would be applied by a federal court sitting in New York. The final decision of the Panel shall be appealable. The arbitration shall take place in New York, New York and shall be conducted in the English language. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators that constitute the Panel. Each Party shall bear its own attorneys’ and expert fees and all associated costs and expenses. Notwithstanding the foregoing, the arbitrators may in their discretion award to the prevailing Party reimbursement of its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief such Party may be awarded.
     13.4 Court Actions. Notwithstanding the foregoing provisions of this Article 13, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties’ rights or enforce the Parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The Parties shall use Commercially Reasonable Efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.
ARTICLE 14
General Provisions
     14.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles. No lawsuit pertaining to any matter arising under or growing out of this Agreement shall be instituted in any jurisdiction other than in the courts located in the State of New York, and the Parties consent to exclusive jurisdiction before the federal or state courts of the State of New York.
     14.2 Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
     14.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative or agent of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
     14.4 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each may perform some or all of its obligations or exercise some or all of its rights under this Agreement (to the extent expressly permitted hereby) through one or more Affiliates, subcontractors or sublicensees; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates, subcontractors and sublicensees and shall cause its Affiliates, subcontractors and sublicensees to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate, subcontractor or sublicensee of a Party participates in research, Development or Commercialization activities under this Agreement or with respect to Products, the restrictions of this Agreement which apply to the activities of such Party with respect to Products shall apply equally to the activities of such Affiliate, subcontractor or sublicensee.
     14.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
     14.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
          (a) to its successor in interest in connection with the transfer or sale of all or substantially all of the business of such Party, whether by acquisition, merger, sale of stock, sale of assets or other similar transaction; or
          (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void. In the event of a transaction in which this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed to the other Party (i.e., the Party that is not participating in such transaction) under this Agreement.
     14.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.
     14.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized
     14.9 Notices. Any notice, consent or report required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be delivered either in person or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt or (b) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
     If to Lung Rx, notices must be addressed to:
Lung Rx, Inc.
1110 Spring Street
Silver Spring, Maryland 20910
Attention: [*]
Facsimile: [*]
With a copy to:
Lung Rx, Inc.
1735 Connecticut Avenue, N.W.
Washington, D.C. 20009
Attention: [*]
Fax Number: [*]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     If to Aradigm, notices must be addressed to:
Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attention: Igor Gonda, Ph.D
Facsimile: [*]
With a copy to:
Attention: [*]
Facsimile: [*]
     14.10 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a 30-day period, the other Party may then terminate this Agreement in its sole discretion by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 11.4.
     14.11 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 14.11 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12.
     14.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     14.13 Interpretation.
          (a) Captions and Headings. The captions and headings preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.
          (c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.
          (d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.
          (e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.
          (f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
          (g) Exemplary Term. The term “including” shall be deemed to mean “including without limitation”, and the matters referenced directly after the term “including” shall be deemed to be examples only and not to limit the subject matter coming before the term.
     14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
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     [ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     In Witness Whereof, the Parties hereto have duly executed and entered into this License, Development, and Commercialization Agreement as of the Effective Date.

Aradigm Corporation		Lung Rx, Inc.

By:	/s/ Igor Gonda	By:	/s/ [*]

Name:	Igor Gonda	Name:	[*]

Title:	President and Chief Executive Officer	Title:	[*]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Aradigm FTE Calculation Methodology
[*]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Certain Aradigm Patents
[*]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C
Licensed Molecule
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D
In vivo and In vitro Bridging POC Study and Success Criteria for AERx Essence® technology with Treprostinil
[*]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E
Initial Development Plan
[*]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.